CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 30, 2002, accompanying the financial statements of eLinear, Inc., included in the Annual Report on Form 10-KSB for the year ended December 31, 2001, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts" in the Registration Statement.

/s/Aidman, Piser & Company, P. A.
AIDMAN, PISER & COMPANY, P.A.

Tampa, Florida
March 20, 2002